Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CESCA THERAPEUTICS INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Cesca Therapeutics Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Sixth Amended and Restated Certificate of Incorporation to reclassify, change, and convert each twenty (20) outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, into one (1) share of Common Stock, par value $0.001 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the Annual Meeting of Stockholders held on March 2, 2016.

SECOND: That upon the effectiveness of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation, the Sixth Amended and Restated Certificate of Incorporation is hereby amended by adding a new paragraph after the first paragraph of Article FOURTH to read as follows:

“Each twenty (20) shares of the Common Stock, par value $0.001 per share, of the Corporation issued and outstanding or held in treasury as of 5:00 p.m. Pacific Time on the date this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”) shall be reclassified as and changed into one (1) share of Common Stock, par value $0.001 per share, of the Corporation, without any action by the holders thereof. The fractional interest held by each Stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by 20, shall be reclassified as and changed into one (1) share of Common Stock, par value $0.001 per share.”

THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the Annual Meeting of Stockholders held on March 2, 2016.

FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation to be executed by Robin Stracey, its Chief Executive Officer, this 4th day of March, 2016.

CESCA THERAPEUTICS INC.

By:	/s/ Robin Stracey
Robin Stracey
Chief Executive Officer